EXHIBIT 10.3(f)-1

RYERSON

DIRECTORS’ COMPENSATION PLAN

(As amended through November 28, 2006)

SECTION 1

General

1.1 Purpose and Effective Date. The Ryerson Directors’ Compensation Plan (the “Plan”) has been established by Ryerson Inc. (the “Company”) to provide alternative methods of compensating those directors of the Company who do not otherwise receive compensation as employees of the Company or its affiliates in order to aid the Company in attracting and retaining as directors persons whose abilities, experience and judgment can contribute to the continued progress of the Company, and to facilitate the directors’ ability to acquire a proprietary interest in the Company through the acquisition of the Company’s common stock, $1.00 par value per share (“Stock”). The provisions of the Plan as set forth herein constitute an amendment, restatement and continuation of the Plan, and an amendment, restatement and continuation of the Ryerson Directors’ 1999 Stock Option Plan (the “Option Plan”) and the combination thereof, each as in effect immediately prior to January 22, 2003, the “Effective Date” hereof.

1.2 Participation. Only Non-Employee Directors of the Company shall be eligible to participate in the Plan. As of any applicable date, a “Non-Employee Director” is a person who is serving as a director of the Company who is not an employee of the Company or any affiliate of the Company as of that date.

1.3 Administration. The authority to manage and control the operation and administration of the Plan shall be vested in a committee of the Board of Directors of the Company (the “Board”) which committee (the “Committee”) shall have such authorities as delegated to it from time to time by the Board. Subject to the limitations of the Plan and any limitations on authorities imposed on the Committee by the Board, the Committee shall have the sole and complete authority to:

(a) interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan;

(b) correct any defect or omission and reconcile any inconsistency in the Plan or in any payment made hereunder; and

(c) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

The Committee’s determinations on matters within its control shall be conclusive and binding on the Company and all other persons.

1.4 Shares Subject to the Plan. The Stock which shall be available for distribution pursuant to the Plan shall be treasury shares (including, in the discretion of the Company, shares purchased in the open market). The maximum number of shares of Stock to be distributed pursuant to the Plan shall be 461,000, inclusive of the number of shares previously distributed under the Plan and the Option Plan each as in effect immediately prior to the Effective Date; provided, however, that:

(a) in the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, rights offering, exchange or other change in the corporate structure or capitalization of the Company affecting the Stock, the number and kind of shares of Stock available for awards under the Plan shall be equitably adjusted in such manner as the Committee shall determine in its sole judgment;

(b) in determining what adjustment, if any, is appropriate pursuant to paragraph (a), the Committee may rely on the advice of such experts as it deems appropriate, including, but not limited to, counsel, investment bankers and accountants of the Company; and

(c) no fractional shares shall be granted or authorized pursuant to any adjustment in accordance with paragraph (a), although cash payments may be authorized in lieu of fractional shares that may otherwise result from such an equitable adjustment.

(d) in the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any award under the Plan, that number of shares of Stock that was subject to the award, but not delivered, shall again be available for awards under the Plan; provided, however, that shares which are surrendered in payment of the Option Price upon the exercise of an Option in accordance with subsection 2.1 shall not again be available for issuance under the Plan.

1.5 Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock under the Plan unless such delivery would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the delivery of any shares of Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. If the redistribution of shares is restricted pursuant to this subsection 1.5, the certificates representing such shares may bear a legend referring to such restrictions.

1.6 Director and Shareholder Status. The Plan will not give any person the right to continue as a director of the Company, or any right or claim to any benefits under the Plan unless such right or claim to any benefits has specifically accrued under the terms of the Plan. Participation in the Plan and any right to accrued benefits shall not create any rights in a director (or any other person) as a shareholder of the Company until shares of Stock are registered in the name of the director (or such other person).

1.7 Definition of Fair Market Value. The “Fair Market Value” of a share of Stock on any date shall be equal to the closing price of a share of Stock reported on the New York Stock Exchange Composite Transactions for the applicable date or, if there are no reported trades for such date, for the last previous date for which trades were reported.

1.8 Source of Payments. Except for Stock actually delivered pursuant to the Plan, the Plan constitutes only an unfunded, unsecured promise of the Company to make payments or awards to directors (or other persons) or deliver Stock in the future in accordance with the terms of the Plan.

1.9 Nonassignment. Neither a director’s nor any other person’s rights to payments or awards under the Plan are subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the director.

1.10 Elections. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at the Company’s principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled thereto.

SECTION 2

Payment of Retainer

2.1 Payment of Retainer. Subject to the terms and conditions of the Plan, for each Award Year (as defined below), each individual who is a Non-Employee Director during such Award Year shall be paid an annual retainer in an amount determined from time to time by the Board (the “Retainer”). The term “Award Year” means a twelve-month period beginning as of the first day of the first month following a regular annual meeting of the Company’s shareholders. Each Non-Employee Director shall have his or her Retainer for any Award Year paid in cash (a “Cash Retainer”), shares of restricted Stock (a “Restricted Stock Retainer”), shares of unrestricted stock (a “Stock Retainer”) or options (an “Option Retainer”), or a combination thereof, as determined by the Board from time to time or, to the extent authorized by the Board, as elected by the Non-Employee Director, all in accordance with and subject to the following:

(a) Prior Award Years. Any Retainer for an Award Year commencing prior to the Effective Date which was payable in accordance with Section 2 of the Plan as in effect immediately prior to the Effective Date shall continue to be payable in accordance with the terms thereof.

(b) Cash Retainer. As of the last day of each calendar quarter which includes any calendar month of an Award Year commencing after the Effective Date, each Non-Employee Director shall be paid an amount equal to one-twelfth of his or her annual Cash Retainer for such Award Year multiplied by the number of months of such Award Year occurring in such calendar quarter, excluding any such month in which the individual did not serve as a Non-Employee Director.

(c) Restricted Stock Retainer. As of the first day of any Award Year commencing after the Effective Date, each Non-Employee Director shall be paid his or her Restricted Stock Retainer for such Award Year in the form of shares of Stock which are nontransferable and subject to forfeiture until earned as described below (“Restricted Stock”), subject to the following:

(i) In the event that an individual becomes a Non-Employee Director after the first day of an Award Year, the Restricted Stock Retainer payable with respect to such individual shall be paid as of the first day of the month coincident with or immediately following the date on which he or she becomes a Non-Employee Director and the amount of such Restricted Stock Retainer shall be equal to (x) the otherwise applicable annual Restricted Stock Retainer reduced by (y) one-twelfth thereof multiplied by the number of full months of such Award Year, if any, preceding the date on which such individual became a Non-Employee Director.

(ii) The number of shares of Restricted Stock payable to any Non-Employee Director with respect to an Award Year in accordance with the foregoing provisions of this paragraph (c) shall be determined on the basis of the Fair Market Value of a share of Stock on the date as of which such payment is made.

(iii) The shares of Restricted Stock payable to a Non-Employee Director for an Award Year pursuant to this paragraph (c) shall be earned by him or her, and the restrictions on transfer of such shares shall lapse, in quarterly installments on the last day of each calendar quarter, beginning with the last day of the calendar quarter in which the shares of Restricted Stock became payable; provided, however, that any shares of Restricted Stock which are not earned by a Non-Employee Director as of the last day of the calendar quarter in which his or her service as a Non-Employee Director terminates shall be forfeited.

(iv) The number of shares of Restricted Stock for any Award Year which are earned by a Non-Employee Director for any calendar quarter shall be equal to the product of (A) the total number of shares of Restricted Stock awarded to him or her for the Award Year, multiplied by (B) a fraction, the numerator of which is the number of months of such Award Year occurring in such calendar quarter during any portion of which the individual served as a Non-Employee Director, and the denominator of which is twelve; provided, however, that in the case of an individual who first becomes a Non-Employee Director after the first full month of such Award Year, the denominator shall be reduced by the number of full calendar months of such Award Year elapsed prior to the date he or she became a Non-Employee Director. In the event that this subparagraph (iv) results in a fractional share of Restricted Stock being earned as of the last day of a calendar quarter, such fractional share shall be rounded up to a whole share.

(d) Stock Retainer. As of the last day of each calendar quarter which includes any calendar month of an Award Year commencing after the Effective Date, each Non-Employee Director shall be paid an amount in shares of Stock (based on the Fair Market Value of a share of Stock on that date) equal to one-twelfth of his or her annual Stock

Retainer for such Award Year multiplied by the number of months of such Award Year occurring in such calendar quarter, excluding any such month in which the individual did not serve as a Non-Employee Director. In the event that a fractional share of Stock is payable in accordance with the foregoing sentence as of the last day of any calendar quarter, such fractional share shall be rounded up to a whole share.

(e) Option Retainer. As of the date of each regular annual meeting of the Company’s stockholders, each person who is a Non-Employee Director immediately after such annual meeting shall be paid his or her Option Retainer for the following Award Year in the form of an option to acquire shares of Stock (an “Option”) at an aggregate Option Price (as defined below) having a Black-Scholes value equal to such Option Retainer, subject to the following:

(i) Each individual who first becomes a Non-Employee Director after the date of the Annual Meeting shall be awarded, as of the date the individual becomes a Non-Employee Director, an Option having a Black-Scholes value equal to the otherwise applicable annual Option Retainer, multiplied by a fraction the denominator of which is 12 and the numerator of which is the number of whole calendar months remaining until the date of the next regular annual meeting of the Company’s shareholders; provided, however, that if the individual becomes a Non-Employee Director prior to the 15th day of any calendar month, the month in which he or she becomes a Non-Employee Director shall be included in the numerator described in this sentence.

(ii) For purposes of the Plan, the Black-Scholes value of an Option shall be determined in the sole discretion of the Board.

(iii) The price at which shares of Stock may be purchased upon the exercise of an Option (the “Option Price”) shall be equal to the greater of (a) the Fair Market Value of a share of Stock as of the date on which the Option is granted, or (b) the par value of a share of Stock on such date.

(iv) Each Option granted to a Non-Employee Director under this subsection 2.1(e) shall be exercisable in whole or in part at such times as may be determined by the Committee at the time of grant; provided, however, that in no event shall an Option be exercisable prior to the day after the six-month anniversary of the date on which the Option was granted or on or after the ten-year anniversary of the date of grant. The full Option Price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be so delivered to the person entitled thereto. The Option Price shall be payable in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), including through cashless exercise as permitted under regulations promulgated by the Board of Governors of the Federal Reserve System (subject to any applicable restrictions necessary to comply with section 402 of the Sarbanes-Oxley Act of 2002 or rules adopted by the Securities and Exchange Commission), or in any combination thereof.

(v) To the extent provided by the Board, an Option may include a tandem stock appreciation right which a Non-Employee Director may exercise in lieu of exercising the Option for one or more shares of Stock, and which will entitle the Non-Employee Director to receive the difference between the Option Price with respect to such shares and the then Fair Market Value of such shares either in cash or in shares of Stock with a Fair Market Value equal to such difference, provided, however, that the Non-Employee Director will be paid cash in lieu of any fractional share to which he or she would otherwise be entitled upon exercise of such stock appreciation right. Notwithstanding the preceding sentence, no stock appreciation right shall be granted under the Plan on or after January 1, 2005, unless such stock appreciation right meets the applicable requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Internal Revenue code of 1986 as amended (the “Code”).

2.2 Elections as to Form of Payment. To the extent that the Board authorizes Non-Employee Directors to elect to receive all or any portion of their annual Retainer, expressed as a dollar amount, in the form of Restricted Stock, Stock or Options, the number of shares of Restricted Stock or Stock or the number of Options payable with respect to such election shall be determined in accordance with paragraphs 2.1 (c), (d), and (e), respectively. A Non-Employee Director’s election as to the form of payment of his or Retainer shall be valid only if it is in writing, signed by the Non-Employee Director, and with respect to deferred compensation filed with the Committee prior to the beginning of the calendar year for which it is effective in accordance with uniform and nondiscriminatory rules adopted by the Committee. Once effective, a Non-Employee Director’s election pursuant to this subsection 2.2 shall remain in effect for successive calendar years until it is revised or revoked. Any such revision or revocation shall be in writing, signed by the Non-Employee Director and filed with the Committee and shall be effective for the calendar year next following the date on which it is received by the Committee, or such later date specified in such notice.

SECTION 3

Deferrals

3.1 Elective Deferrals. Subject to the terms and conditions of the Plan, each Non-Employee Director may elect to defer the receipt of all or any portion of his or her Cash Retainer or Stock Retainer and Eligible Fees (as defined below) by filing a written “Deferral Election” with the Committee in accordance with uniform and nondiscriminatory rules adopted by the Committee. A Non-Employee Director’s Deferral Election shall specify the portion of his or her Retainer and Eligible Fees to be deferred and the future date as of which distribution of the deferred amounts is to be made in accordance with the terms and conditions of the Plan (the “Distribution Date”). If no Distribution Date is specified in a Non-Employee Director’s Deferral Election, the Distribution Date shall be deemed to be the first business day in January of the year following the date on which (i) in the case of compensation deferred prior to January 1, 2005, the Non-Employee Director ceases to be a director of the Company for any reason, or (ii) in the case of compensation deferred after December 31, 2004, the Non-Employee Director separates from service with the Company within the meaning of Section 409A of the Code. A Non-Employee Director’s Deferral Election shall be effective with respect to the portion of his or her Retainer and Eligible Fees otherwise payable to him or her for services rendered after the last day of the calendar year in which such election is filed with the Committee; provided, however, that:

(a) a Deferral Election which is filed within 30 days of the date on which a director first becomes a Non-Employee Director shall be effective with respect to all Eligible Fees and Retainer otherwise payable to him or her after the date of the Deferral Election; and

(b) by notice filed with the Committee in accordance with uniform and nondiscriminatory rules established by it, a Non-Employee Director may terminate or modify any Deferral Election as to his or her Retainer and Eligible Fees payable to him or her for services rendered after the last day of the calendar year in which such notice is filed with the Committee.

For purposes of the Plan, the term “Eligible Fees” means the meeting fees, committee fees and committee chair fees (and does not include any portion of the Retainer) that would otherwise be payable to the Non-Employee Director by the Company as established, from time to time, by the Board or any committee thereof.

3.2 Mandatory Deferrals. The Board may from time to time require that all or any portion of any Retainer be deferred in accordance with uniform nondiscriminatory rules established by it.

3.3 Crediting and Adjustment of Deferred Amounts. The amount of any Retainer and Eligible Fees deferred pursuant to subsection 3.1 or, except as otherwise provided by the Board, subsection 3.2 (“Deferred Compensation”) shall be credited to a bookkeeping account maintained by the Company in the name of the Non-Employee Director (the “Deferred Compensation Account”), which account shall consist of two subaccounts, the “Company Stock Subaccount” and the “Cash Subaccount.” The amount, if any, of the Stock Retainer with respect to which a Non-Employee Director has filed a Deferral Election pursuant to subsection 3.1 or which is deferred pursuant to subsection 3.2 shall be credited to his or her Company Stock Subaccount. Any other Deferred Compensation shall be credited to his or her Cash Subaccount. A Non-Employee Director’s Deferred Compensation Account shall be adjusted as follows:

(a) As of the first day of each calendar quarter (which dates are referred to herein as “Accounting Dates”), the Non-Employee Director’s Cash Subaccount shall be adjusted as follows:

(i) first, the amount of any distributions made since the last preceding Accounting Date and attributable to the Cash Subaccount shall be charged to the Cash Subaccount;

(ii) next, the balance of the Cash Subaccount after adjustment in accordance with subparagraph (i) next above shall be credited with interest since the last preceding Accounting Date computed at the prime rate as reported by Bank One (or its successor) for such date or, if such date is not a business day, for the next preceding business day;

(iii) finally, after adjustment in accordance with the foregoing provisions of this paragraph (a), the Cash Subaccount shall be credited with the portion of the Deferred Compensation otherwise payable to the Non-Employee Director since the last preceding Accounting Date which is to be credited to the Cash Subaccount.

(b) The Non-Employee Director’s Company Stock Subaccount shall be adjusted as follows:

(i) as of any date on or after the Effective Date on which any portion of a Non-Employee Director’s Retainer would have been payable to the Non-Employee Director in Stock but for deferral in accordance with this Section 3, the Company Stock Subaccount shall be credited with a number of “Stock Units” equal to the number of shares of Stock (including any fractional shares) to which he or she would have been entitled pursuant to subsection 2.1(d);

(ii) as of the date on which shares of Stock are distributed to the Non-Employee Director in accordance with subsection 3.4 below, an equal number of Stock Units will be subtracted from the Company Stock Subaccount; and

(iii) as of the record date for any dividend paid on Stock, the Company Stock Subaccount shall be credited with that number of additional Stock Units which is equal to the number obtained by multiplying the number of Stock Units then credited to the Company Stock Subaccount by the amount of the cash dividend or the fair market value (as determined by the Board) of any dividend in kind payable on a share of Stock, and dividing that product by the then Fair Market Value of a share of Stock.

In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock split, reverse stock split, rights offering, exchange or other change in the corporate structure or capitalization of the Company affecting the Stock, each Non-Employee Director’s Company Stock Subaccount shall be equitably adjusted in such manner as the Committee shall determine in its sole judgment.

(c) Each Non-Employee Director’s Deferred Compensation Account and each subaccount thereof shall separately reflect the portion of such account or subaccount which is attributable to compensation deferred prior to January 1, 2005, and the portion attributable to compensation deferred after December 31, 2004.

3.4 Payment of Deferred Compensation Account. Except as otherwise provided in this subsection 3.4 or subsection 3.5, the balances credited to the Cash Subaccount and Company Stock Subaccount of a Non-Employee Director’s Deferred Compensation Account shall each be payable to the Non-Employee Director in a lump sum or quarterly installments (over a period not exceeding ten years) as elected by the Non-Employee Director in his or her Deferral Election; provided, however, that if no distribution form was elected by the Non-Employee Director in his or her Deferral Election, payment shall be made in a lump sum. Installment distributions shall commence as of the first day of the first calendar quarter after the Distribution Date and shall continue as of the first day of each calendar quarter thereafter for the applicable period. Notwithstanding the foregoing, a Non-Employee Director, by filing a notice with the Committee at least one year prior to the Distribution Date, may elect to change the number of payments to a single payment or to any number of quarterly payments not in excess of forty; provided, however, that with respect to the deferrals made after December 31, 2004, no such election shall be permitted which would (i) accelerate the time or schedule of any payment, except as permitted by regulations promulgated under Section 409A of the Code, or (ii) delay a payment unless the first payment with respect to which such election is made is deferred for a period of not less than five years from the date the payment would otherwise have been made and, if payments would otherwise be made in installments commencing prior to the Non-Employee Director’s separation from service, the election is made at least 12 months prior to the first scheduled installment payment.. Each installment payment shall include a cash portion, if applicable, and a Stock portion, if applicable, as follows:

(a) The cash portion to be paid as of any date determined under the foregoing provisions of this Section 3.4 and charged to the Cash Subaccount shall be equal to the balance of the Cash Subaccount multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments to be made, including such payment.

(b) The Stock portion to be paid as of any date determined under the foregoing provisions of this Section 3.4 and charged to the Company Stock Subaccount shall be distributed or paid in (i) whole shares of Stock, the number of shares of which shall be determined by rounding to the next lower integer the product obtained by multiplying the number of Stock Units then credited to the Non-Employee Director’s Company Stock Subaccount by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments to be made, including such payment, (ii) cash equal to the Fair Market Value of the Stock that would be distributable under the immediately preceding clause, or (iii) a combination of Stock and cash as elected by the Non-Employee Director by written notice filed with the Company prior to such distribution. The Fair Market Value of any fractional share of Stock remaining after all installment Stock distributions have been made to the Non-Employee Director pursuant to this paragraph (b) shall be paid to the Non-Employee Director in cash.

Notwithstanding the foregoing, the Committee, in its sole discretion, may distribute all balances in any Deferred Compensation Account which are attributable to deferrals made prior to January 1, 2005, to a Non-Employee Director (or former Non-Employee Director) in a lump sum as of any date.

3.5 Payments in the Event of Death. If a Non-Employee Director dies before payment of his or her Deferred Compensation Account is completed, all amounts then credited to his or her Deferred Compensation Account shall be distributed to his or her Beneficiary (as described below), as soon as practicable after his or her death, in a lump sum. Any amounts in the Cash Subaccount shall be distributed in cash and any amounts in the Stock Subaccount shall be distributed in whole shares of Stock determined in accordance with paragraph 3.4(b), and the Fair Market Value of any fractional share of Stock shall be distributed in cash. For purposes of the Plan, the Non-Employee Director’s “Beneficiary” is the person or persons the Non-Employee

Director designates, which designation shall be in writing, signed by the Non-Employee Director and filed with the Committee prior to the Non-Employee Director’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance in the Non-Employee Director’s Deferred Compensation Account shall be distributed to each such Beneficiary per capita (with cash distributed in lieu of any fractional share of Stock). In the absence of a Beneficiary designation or if no Beneficiary survives the Non-Employee Director, the Beneficiary shall be the Non-Employee Director’s estate.

SECTION 4

Amendment and Termination

While the Company expects and intends to continue the Plan, the Board reserves the right to, at any time and in any way, amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination shall:

(a) be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Stock is listed or quoted;

(b) except as provided in subsection 3.3 (relating to lump sum payments of amounts held in a Non-Employee Director’s Deferred Compensation Account) or this Section 4, materially alter or impair the rights of a Non-Employee Director under the Plan without the consent of the Non-Employee Director with respect to rights already accrued hereunder;

(c) make any change that would disqualify the Plan or any other plan of the Company intended to be so qualified from the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended; or

(d) make any change which would cause the Plan to fail to meet the requirements of paragraph (2), (3) and (4) of Section 409A(a) of the Code.